UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2006

ImageWare Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15757	33-0224167
(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road

San Diego, California 92127

(Address of Principal Executive Offices, Including Zip Code)

858-673-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On November 30, 2006, ImageWare Systems, Inc. (the “Company”) entered into a Product Line Purchase Agreement (the “Agreement”) with PhotoLynx, Inc. (“PhotoLynx”) pursuant to which the Company sold its entire Digital Photography (“PDI”) product line and inventory (the “PDI Products”) to PhotoLynx.   The PDI Products consist of a suite of software for the professional photography market.  The software allows professional photographers to digitally capture images, manipulate them to create a custom package or layout, and then store the images with an associated database.

Under the Agreement, PhotoLynx agreed to purchase the PDI Products for a total of $400,000, including an initial payment of $25,000.   PhotoLynx will pay up to the full remaining amount of $375,000 in a series of quarterly installments equal to 12.5% of all newly acquired sales and license revenues of the PDI Products and PhotoLynx products earned by PhotoLynx (the “Percentage Payments”).   Until such time when the Company has received the full purchase price of $400,000 under the Agreement, during any 12-month period during which the aggregate Percentage Payments to the Company are less than $50,000, PhotoLynx will pay the Company the difference between the Percentage Payments and $50,000.

Under the Agreement, the Company has agreed to indemnify PhotoLynx from all damages or liabilities incurred by PhotoLynx arising out of certain infringement and related claims relating to the PDI Products.

The Company may terminate the Agreement in the event PhotoLynx fails to make any undisputed payments owed to the Company, subject to certain cure periods.

Item 9.01.              Financial Statements and Exhibits.

(d)                   Exhibits

Exhibit #	Description
10.1	Product Line Purchase Agreement dated November 30, 2006 by and between the Company and PhotoLynx

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.
a Delaware corporation

Date: December 6, 2006
By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Senior Vice President & Chief Financial Officer

Exhibit Index

Exhibit #	Description
10.1	Product Line Purchase Agreement dated November 30, 2006 by and between the Company and PhotoLynx